As filed pursuant to Rule 424(b)(3)
                                                    Registration No. 333-44276

Prospectus Supplement No. 2, dated November 30, 2000
(to Prospectus dated September 11, 2000)


                                 CMGI, INC.
                           100 Brickstone Square
                        Andover, Massachusetts 01810
                               (978) 684-3600

                                COMMON STOCK

                          ------------------------




      This document is Prospectus Supplement No. 2 to the Prospectus of CMGI, Inc. ("CMGI"), dated September 11, 2000 (the "Original Prospectus"), relating to the sale of shares of CMGI common stock by certain selling shareholders. This supplement is occasioned by the donation of shares subject to the Registration Statement by one of the selling shareholders to a donee, who will now be an additional selling shareholder. This Prospectus Supplement No. 2 should be read in conjunction with the Original Prospectus and Prospectus Supplement No. 1, dated September 29, 2000, and this Prospectus Supplement No. 2 is qualified by reference to the Original Prospectus and Prospectus Supplement No. 1 except to the extent that the information herein contained supersedes the information contained in the Original Prospectus and Prospectus Supplement No. 1.



                        ADDITIONAL SELLING SHAREHOLDER

      Since the date of the Original Prospectus, one selling shareholder has donated shares of common stock to a donee. The donee was not specifically named in the Original Prospectus or Prospectus Supplement No.
1. Accordingly, the selling shareholders sections of the Original Prospectus and Prospectus Supplement No. 1 are hereby supplemented to include the donee listed below, with respect to the donated shares. However, the total number of shares offered by all selling shareholders (including the donor and the donee) remains unchanged because the donee is offering to sell only the donated shares which were eligible for sale under the Original Prospectus.



                                              NUMBER OF          SHARES OF
                            SHARES OF           SHARES          COMMON STOCK
                           COMMON STOCK       REGISTERED     TO BE BENEFICIALLY
                          OWNED PRIOR TO   FOR SALE IN THE    OWNED AFTER THE
SELLING SHAREHOLDER        THE OFFERING      OFFERING (1)         OFFERING
-------------------       --------------   ---------------   -----------------
                          Number   Percent                    Number    Percent
Set Free Initiatives (2)    0         *         19,600          0          *
* Less than 1%
      ------------------

(1) The selling shareholder may sell any or all of the shares offered by this Prospectus Supplement No. 2. We do not know when or in what amounts the selling shareholder may offer shares for sale. Because the selling shareholder may offer all or some of the shares pursuant to the offering, we cannot estimate the number of the shares that will be held by the selling shareholder after completion of the offering. For purposes of this table, we have assumed that none of the shares covered by this Prospectus Supplement No. 2 will be held by the selling shareholder. In addition, the common stock registered is subject to a Trading Day Limit Agreement which restricts the amount of shares any selling shareholder can sell in one day and which provides a limited time window in which the selling shareholder can enter into an arrangement that transfers to another any of the consequences of ownership of those shares.

(2) An aggregate of 19,600 shares were donated by Kevin Williamson, a selling shareholder under the Original Prospectus. The number of shares owned by Kevin Williamson which are registered for sale is therefore reduced to 69,220.